Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERICITY, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is: Vericity, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of $0.01 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

A.
Exculpation. To the fullest extent permitted by applicable law as it presently exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B.
Right to Indemnification of Directors and Officers. The Corporation shall indemnify, advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually paid and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section D of this Article VII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in any respect of any act or omission occurring prior to the time of such repeal or modification.
C.
Advancement of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VII or otherwise.
D.
Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law as it presently exists or may hereafter be amended.
E.
Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
F.
Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
G.
Non-Exclusivity of Rights. The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
H.
Other Indemnification. The Corporation’s obligation, if any, to indemnify a person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, organization or other enterprise shall be reduced by any amount which such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, organization or other enterprise. Notwithstanding anything to the contrary contained in this Article VII, to the maximum extent permitted by law, to the extent that an Indemnified Person is entitled to be indemnified by, or receive advancement of expenses from, the Corporation hereunder or under the Corporation’s Bylaws, (a) the Corporation shall be the indemnitor of first resort (i.e., its obligations to such Indemnified Person are primary and any obligations of the direct and indirect holders of Common Stock or any of their affiliates (the “Owners”) to provide indemnification or advancement for the same loss or damage incurred by such Indemnified Person are secondary); (b) the Owner’s obligations, if any, to so indemnify or advance expenses to any such Indemnified Person shall be reduced by an amount that such Indemnified Person collects as indemnification or advancement from the Corporation; (c) if the Owners pay or cause to be paid, for any reason (including, without limitation, pursuant to Article III hereof) any amounts that should have been paid by the Corporation, then (i) the Owners shall be fully subrogated to all rights of the relevant Indemnified Person with respect to such payment and (ii) each relevant Indemnified Person shall assign to the Owners all of such Indemnified Person’s rights to advancement or indemnification with respect to such payment from or with respect to the Corporation; and (d) the Corporation hereby waives any and all rights of subrogation with respect to payments of indemnification or advancement of expenses against the Owners or any insurer thereof. The Corporation agrees that the Owners shall be express third-party beneficiaries of the second sentence of this Section I of Article VII.
I.
Insurance. The Board may, to the full extent permitted by applicable law as it presently exists or as may hereafter be amended, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Indemnified Persons and employees under the provisions of this Article VII; and (b) to indemnify or insure Indemnified Persons an employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.

J.
Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.